AGREEMENT OF ACQUISITION
                                 ---------------

    This agreement among Asia Electronics Holding Co. Inc., Xianyang Pianzhuan Group, and Tomei Trading Co. Ltd., based on mutual trust and mutual benefit. The content of this agreement is described below:

1. Intent.

(1). Xianyang Pianzhuan Group agrees to sell 45% of its interest in Yantai Daewoo Electronics Co. Ltd. to Asia Electronics Holding Co. Inc. at the price of US$2,232,630.

(2). Tomei Trading Co. Ltd. agrees to sell 25% interest of Yantai Daewoo Electronics Co. Ltd. to Asia Electronics Holding Co. Inc. at the price of US$1,240,350.

(3). Asia Electronics Holding Co. Ltd. obliged itself to pay to Xianyang Pianzhuan Group and Tomei Trading Co. Ltd. the amount agreed above respectively within one year from the effectiveness of the Agreement.

(4). As a result of the acquisition, Asia Electronics Holding Co. Inc. will own 70% interest of Yantai Daewoo Electronics Co. Ltd., Gold Industrial Co. Ltd. owns 20% interest and Daewoo owns 10%.

    2. Effective Date. This agreement is effective on December 28, 1996. The parties will complete the transfer process within one month since the effectiveness of the agreement.

    3. Termination. This agreement may be terminated with 60-day written notice and based on mutual consent by both parties. If any transaction that was started prior to termination occurs within 24 months after termination then the Agreement remains in effect for that transaction. In the event that the nature of this Agreement needs substantial changes, the Agreement, upon the request of either party, can be modified.

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If the above conform with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed copy of this letter of agreement to the undersigned, whereupon this letter agreement and each counterpart hereof will constitute a binding agreement between the parties hereto.

XIANYANG PIANZHUANG GROUP CO.

By: __________________________________

ASIA ELECTRONICS HOLDING CO. INC.

By: ___________________________________

TOMEI TRADING CO. LTD.

By: ___________________________________

December 28, 1995